Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated May 4, 2024)

MSP Recovery, Inc. d/b/a LifeWallet

5,638,092 Shares of Class A Common Stock

This prospectus supplement no. 4 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 5,638,092 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 2,666,667 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.0025 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On June 26, 2024, the closing price of Common Stock was $0.4940 per share, the closing price of our Public Warrants was $0.0574 per warrant and the closing price of our New Warrants was $0.0039 per warrant.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

2701 Le Jeune Road Floor 10 Coral Gables, Florida		33134
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 7, 2024, MSP Recovery, Inc. (“the Company,” “we,” or “our”) received notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) that the closing bid price for our common stock had been below $1.00 per share for the previous 30 consecutive business days, and that we are therefore not in compliance with the minimum bid price requirement for continued inclusion on Nasdaq under Nasdaq Listing Rule 5450(a)(1). The notice indicates that we will have 180 calendar days, or until December 4, 2024, to regain compliance with this requirement. We can regain compliance with the $1.00 minimum bid listing requirement if the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days during the 180-day compliance period. Nasdaq’s notice has no immediate effect on the listing or trading of our common stock on Nasdaq.

If the Company does not regain compliance during such 180-day compliance period, the Company may be eligible transfer to the Nasdaq Capital Market, so as to take advantage of the additional 180-day compliance period offered on that market, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other applicable initial listing standards for Nasdaq, and provides a written notice of its intention to cure this deficiency during the second compliance period, including by effecting a reverse stock split, if necessary. If it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

The Company intends to actively monitor its bid price and will consider available options to resolve the deficiency and regain compliance with the Nasdaq Listing Rules, including by effecting a reverse stock split, if necessary.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement dated November 13, 2023 by and between Virage Recovery Master LP; Series MRCS; John H. Ruiz; Frank C. Quesada; Virage Capital Management LP; MSP Recovery, LLC; La Ley con John H. Ruiz; MSP Recovery, Inc.; and Lionheart II Holdings, LLC, on June 5, 2024 the Company issued a warrant (the “Warrant”) to purchase 14,594,774 shares of the Company’s Class A Common Stock, par value $0.0001 per share at a purchase price of $0.0001 per share to Virage Recovery Master LP. The Warrant is exercisable for two years from the Original Issue Date, as defined therein.

The Warrant has not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state securities law in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

This Item 3.02 contains only a brief description of the material terms of the Warrant, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of the Warrant, which is attached hereto as Exhibit 10.2 and incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1

MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement dated November 13, 2023 by and between Virage Recovery Master LP; Series MRCS; John H. Ruiz; Frank C. Quesada; Virage Capital Management LP; MSP Recovery, LLC; La Ley con John H. Ruiz; MSP Recovery, Inc.; and Lionheart II Holdings, LLC

10.2	June 5, 2024 Warrant Agreement
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: June 7, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel